CALCULATION OF REGISTRATION FEE

	Maximum Aggregate	Amount of Registration
Title of Each Class of Securities Offered	Offering Price	Fee
Callable Fixed Income Securities due 2016	$1,000,000	$116.20

Morgan Stanley	April 2015 Pricing Supplement No. 265 Registration Statement No. 333-200365 Dated April 27, 2015 Filed pursuant to Rule 424(b)(2)

STRUCTURED INVESTMENTS
Opportunities in U.S. Equities

Callable Fixed Coupon Securities due May 5, 2016
Based on the Performance of the Common Stock of Synageva BioPharma Corp.
Principal at Risk Securities
Callable Fixed Coupon Securities do not guarantee the repayment of principal.  The securities offer the opportunity for investors to earn a fixed monthly coupon at an annual rate of 16.25%. Beginning on November 4, 2015, we will have the right to redeem the securities at our discretion on any monthly redemption date for a redemption payment equal to the sum of the stated principal amount plus the relevant monthly coupon. Any early redemption of the securities will be at our discretion and will not automatically occur based on the performance of the underlying stock. At maturity, if the securities have not previously been redeemed, and if the determination closing price of the underlying stock has not declined to or below the downside threshold level on any trading day from but excluding the pricing date to and including the final determination date, or if the final share price of the underlying stock is greater than or equal to the initial share price, the payment at maturity will be the stated principal amount plus the final monthly coupon.  However, if the determination closing price of the underlying stock has declined to or below the downside threshold level on any trading day from but excluding the pricing date to and including the final determination date, and the final share price is less than the initial share price, the payment at maturity will be, in addition to the final monthly coupon, a cash payment equal to the stated principal amount multiplied by the share performance factor. This amount will be less than the stated principal amount of the securities and could be zero. Accordingly, investors could lose their entire initial investment in the securities.  Investors will not participate in any appreciation of the underlying stock.  The securities are for investors who are willing to risk their principal if the determination closing price of the underlying stock declines to or below the downside threshold level on any trading day during the term of the securities, and who are willing to forgo the opportunity to participate in any appreciation of the underlying stock in exchange for the opportunity to earn interest at a potentially above-market rate if the securities have not been redeemed by us at our discretion.  The securities are unsecured obligations of Morgan Stanley, issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.

All payments are subject to the credit risk of Morgan Stanley.  If Morgan Stanley defaults on its obligations, you could lose some or all of your investment.  These securities are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

FINAL TERMS
Issuer:	Morgan Stanley
Underlying stock:	Synageva BioPharma Corp. common stock
Aggregate principal amount:	$1,000,000
Stated principal amount:	$1,000 per security
Issue price:	$1,000 per security
Pricing date:	April 27, 2015
Original issue date:	May 4, 2015 (5 business days after the pricing date)
Maturity date:	May 5, 2016
Optional early redemption:
Following an initial 6-month non-call period, beginning on November 4, 2015, we will have the right to redeem the securities at our discretion, in whole but not in part, on any monthly redemption date and pay to you the redemption payment.  If we decide to redeem the securities, we will give you notice at least 5 business days before the redemption date specified in the notice. No further payments will be made on the securities once they have been redeemed.

Redemption payment:	The redemption payment will be an amount equal to (i) the stated principal amount plus (ii) the monthly coupon for the related monthly interest period.
Redemption dates:
Starting on November 4, 2015 (six months after the original issue date), monthly, on the 4th day of each month; provided that if any such day is not a business day, that redemption payment will be made on the next succeeding business day and no adjustment will be made to any redemption payment made on that succeeding business day

Monthly coupon:	Unless the securities have been previously redeemed, a monthly coupon at an annual rate of 16.25% (corresponding to approximately $13.5417 per month per security) is paid on each coupon payment date.
Coupon payment dates:
The 4th day of each month beginning June 4, 2015; provided that if any such day is not a business day, that coupon payment will be made on the next succeeding business day and no adjustment will be made to any coupon payment made on that succeeding business day; provided further that the monthly coupon for the final monthly interest period will be paid on the maturity date.

Payment at maturity:
If the securities have not been redeemed early, in addition to the final monthly coupon, either (i) if the final share price is less than the initial share price and the determination closing price of the underlying stock has declined to or below the downside threshold level on any trading day from but excluding the pricing date to and including the final determination date, (a) the stated principal amount multiplied by (b) the share performance factor, or, otherwise, (ii) the stated principal amount.

Final determination date:	The fourth scheduled business day preceding the maturity date, subject to postponement for non-trading days and certain market disruption events.
Share performance factor:	Final share price divided by the initial share price
Determination closing price:	The closing price of the underlying stock on any trading day times the adjustment factor on such day
Adjustment factor:	1.0, subject to adjustment in the event of certain corporate events affecting the underlying stock
Downside threshold level:	$54.255, which is equal to 50% of the initial share price
Initial share price:	$108.51, which is equal to the closing price of the underlying stock on April 24, 2015
Final share price:	The closing price of the underlying stock on the final determination date times the adjustment factor on such date
CUSIP:	61761JYY9
ISIN:	US61761JYY99
Listing:	The securities will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”), a wholly owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest.”
Estimated value on the pricing date:	$967.40 per security. See “Investment Summary” on page 2.
Commissions and issue price:	Price to public	Agent’s commissions(1)	Proceeds to issuer(2)
Per security	$1,000	$5.70	$994.30
Total	$1,000,000	$5,700	$994,300

(1)
Selected dealers and their financial advisors will collectively receive from the agent, MS & Co., a fixed sales commission of $5.70 for each security they sell.  See “Supplemental information regarding plan of distribution; conflicts of interest.”  For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement.

(2)	See “Use of proceeds and hedging” on page 22.

The securities involve risks not associated with an investment in ordinary debt securities. See “Risk Factors” beginning on page 7.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this document or the accompanying prospectus supplement and prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.  Please also see “Additional Information About the Securities” at the end of this document.

Prospectus Supplement dated November 19, 2014
Prospectus dated November 19, 2014

Morgan Stanley

Callable Fixed Coupon Securities due May 5, 2016
Based on the Performance of the Common Stock of Synageva BioPharma Corp.
Principal at Risk Securities

Investment Summary

Callable Fixed Coupon Securities
Principal at Risk Securities

The Callable Fixed Coupon Securities due May 5, 2016 Based on the Performance of the Common Stock of Synageva BioPharma Corp., which we refer to as the securities, provide an opportunity for investors to earn a fixed monthly coupon at an annual rate of 16.25%.  Beginning on November 4, 2015, we will have the right to redeem the securities at our discretion on any monthly redemption date for a redemption payment equal to the sum of the stated principal amount plus the relevant monthly coupon. Any early redemption of the securities will be at our discretion and will not automatically occur based on the performance of the underlying stock. At maturity, if the securities have not previously been redeemed, and if the determination closing price of the underlying stock has not declined to or below the downside threshold level on any trading day from but excluding the pricing date to and including the final determination date, or if the final share price of the underlying stock is greater than or equal to the initial share price, the payment at maturity will be the stated principal amount plus the final monthly coupon.  However, if the determination closing price of the underlying stock has declined to or below the downside threshold level on any trading day from but excluding the pricing date to and including the final determination date, and the final share price is less than the initial share price, the payment at maturity will be, in addition to the final monthly coupon, a cash payment equal to the stated principal amount multiplied by the share performance factor. This amount will be less than the stated principal amount of the securities and could be zero. Accordingly, investors could lose their entire initial investment in the securities.  Investors will not participate in any appreciation of the underlying stock.

Maturity:	Approximately 1 year, unless previously redeemed by us at our discretion

Payment at maturity:
If the securities have not been redeemed early, in addition to the final monthly coupon, either (i) if the final share price is less than the initial share price and the determination closing price of the underlying stock has declined to or below the downside threshold level on any trading day from but excluding the pricing date to and including the final determination date, (a) the stated principal amount multiplied by (b) the share performance factor, or, otherwise, (ii) the stated principal amount.

Monthly coupon:	A fixed coupon at an annual rate of 16.25% (corresponding to approximately $13.5417 per month per security) is paid on each coupon payment date.

Early redemption at the option of the issuer:
Beginning on November 4, 2015, we have the right to redeem the securities on any monthly redemption date for an early redemption payment equal to the stated principal amount plus the monthly coupon for the relevant monthly interest period.  Any early redemption of the securities will be at our discretion and will not automatically occur based on the performance of the underlying stock.  It is more likely that we will redeem the securities when it would otherwise be advantageous for you to continue to hold the securities.  As such, we will be more likely to redeem the securities when the monthly coupon payable on the securities is greater than the interest that would be payable on instruments of a comparable maturity and credit rating trading in the market.  In other words, we will be more likely to redeem the securities when the securities are paying an above-market coupon.  If the securities are redeemed prior to maturity, you will receive no more monthly coupon payments, may be forced to invest in a lower interest rate environment and may not be able to reinvest at comparable terms or returns.

On the other hand, we will be less likely to exercise our redemption right when the price of the underlying stock is near or below the downside threshold level, such that you are likely to suffer a loss on your initial investment in the securities at maturity. Therefore, if we do not exercise our redemption right, it is more likely that you will suffer a loss at maturity.

Morgan Stanley Wealth Management clients may contact their local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (212) 761-4000).

April 2015	Page 2

Morgan Stanley

Callable Fixed Coupon Securities due May 5, 2016
Based on the Performance of the Common Stock of Synageva BioPharma Corp.
Principal at Risk Securities

The original issue price of each security is $1,000.  This price includes costs associated with issuing, selling, structuring and hedging the securities, which are borne by you, and, consequently, the estimated value of the securities on the pricing date is less than $1,000.  We estimate that the value of each security on the pricing date is $967.40.

What goes into the estimated value on the pricing date?

In valuing the securities on the pricing date, we take into account that the securities comprise both a debt component and a performance-based component linked to the underlying stock.  The estimated value of the securities is determined using our own pricing and valuation models, market inputs and assumptions relating to the underlying stock, instruments based on the underlying stock, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the securities?

In determining the economic terms of the securities, including the monthly coupon rate and the downside threshold level, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us.  If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the securities would be more favorable to you.

What is the relationship between the estimated value on the pricing date and the secondary market price of the securities?

The price at which MS & Co. purchases the securities in the secondary market, absent changes in market conditions, including those related to the underlying stock, may vary from, and be lower than, the estimated value on the pricing date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors.  However, because the costs associated with issuing, selling, structuring and hedging the securities are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the securities in the secondary market, absent changes in market conditions, including those related to the underlying stock, and to our secondary market credit spreads, it would do so based on values higher than the estimated value.  We expect that those higher values will also be reflected in your brokerage account statements.

MS & Co. may, but is not obligated to, make a market in the securities and, if it once chooses to make a market, may cease doing so at any time.

April 2015	Page 3

Morgan Stanley

Callable Fixed Coupon Securities due May 5, 2016
Based on the Performance of the Common Stock of Synageva BioPharma Corp.
Principal at Risk Securities

Key Investment Rationale

The securities offer investors an opportunity to earn a fixed monthly coupon at an annual rate of 16.25%.  The securities may be redeemed by us at our discretion prior to maturity for the stated principal amount per security plus the applicable monthly coupon, and the payment at maturity will vary depending on the final share price and whether the determination closing price of the underlying stock has declined to or below the downside threshold level on any trading day from but excluding the pricing date to and including the final determination date, as follows:

Scenario 1
We redeem the securities at our discretion prior to the maturity date on one of the monthly redemption dates beginning on November 4, 2015.
▪  The redemption payment will be equal to the stated principal amount plus the relevant monthly coupon for the related monthly interest period.  No further payments will be made on the securities once they have been redeemed.
▪  Investors will not participate in any appreciation of the underlying stock from the initial share price.

Scenario 2
The securities are not redeemed prior to maturity, and the determination closing price of the underlying stock never declines to or below the downside threshold level on any trading day during the term of the securities, or the final share price of the underlying stock is greater than or equal to the initial share price.
▪  The payment due at maturity will be (i) the stated principal amount plus (ii) the monthly coupon for the final monthly interest period.
▪  Investors will not participate in any appreciation of the underlying stock from the initial share price.

Scenario 3
The securities are not redeemed prior to maturity, the determination closing price of the underlying stock declines to or below the downside threshold level on at least one trading day during the term of the securities, and, on the final determination date, the final share price is less than the initial share price.
▪  The payment due at maturity will be, in addition to the final monthly coupon, (i) the stated principal amount multiplied by (ii) the share performance factor. Investors will be fully exposed to the decline in the final share price from the initial share price on a 1 to 1 basis.
▪  Investors will lose a portion, and may lose all, of their principal in this scenario.

April 2015	Page 4

Morgan Stanley

Callable Fixed Coupon Securities due May 5, 2016
Based on the Performance of the Common Stock of Synageva BioPharma Corp.
Principal at Risk Securities

Hypothetical Examples

The numbers in the hypothetical examples below may have been rounded for the ease of analysis.  The below examples are based on the following terms:

Hypothetical Initial Share Price:	$100
Hypothetical Downside Threshold Level:	$50, which is 50% of the hypothetical initial share price
Monthly Coupon:	16.25% per annum (corresponding to approximately $13.5417 per month per security)*
Optional Early Redemption:
The securities may be redeemed at our discretion on any monthly redemption date beginning on November 4, 2015 for a redemption payment equal to the stated principal amount plus the relevant monthly coupon.

Payment at Maturity (if the securities have not been redeemed early at our option):
If the determination closing price of the underlying stock has not declined to or below the downside threshold level on any trading day from but excluding the pricing date to and including the final determination date, or if the final share price of the underlying stock is greater than or equal to the initial share price, the payment at maturity will be: the stated principal amount plus the final monthly coupon.

If the determination closing price of the underlying stock has declined to or below the downside threshold level on any trading day from but excluding the pricing date to and including the final determination date, and the final share price is less than the initial share price, the payment at maturity will be, in addition the final monthly coupon: (i) the stated principal amount multiplied by (ii) the share performance factor.

Stated Principal Amount:	$1,000 per security

* The actual monthly coupon will be an amount determined by the calculation agent based on the numbers of days in the applicable payment period, calculated on a 30/360 day count basis.  The hypothetical monthly coupon of $13.5417 is used in these examples for ease of analysis.

In Example 1, we redeem the securities at our option on one of the redemption dates, and no further payments are made on the securities after they have been redeemed.  In Examples 2, 3, and 4, the securities are not redeemed prior to, and remain outstanding until, maturity.

Example 1—We redeem the securities on November 4, 2015, which is the first monthly redemption date (after the 6-month initial non-call period).  Therefore, you would receive the fixed monthly coupons with respect to the first 5 coupon payment dates, totaling $13.5417 × 5 = $67.7085.  Upon redemption, investors receive the redemption payment calculated as $1,000 + $13.5417 = $1,013.5417.

The total payment over the 6-month term of the securities is $67.7085 + $1,013.5417 = $1,081.25.

In this example, the early redemption feature limits the term of your investment to approximately 6 months, and you may not be able to reinvest at comparable terms or returns.  If the securities are redeemed early, you will stop receiving monthly coupons.

Examples 2, 3 and 4 illustrate the payment at maturity per security based on the final share price and the determination closing price of the underlying stock on any trading day from but excluding the pricing date to and including the final determination date.

Example 2— The securities are not redeemed prior to maturity.  The determination closing price of underlying stock has decreased to or below the downside threshold level on at least one trading day during the term of the securities, but the price of the underlying stock thereafter recovers and the final share price is $115.00, which is greater than the initial share price. Investors receive at maturity $1,013.5417 per security, equal to the stated principal amount plus the final monthly coupon.  Even though the determination closing price of underlying stock has decreased to or below the downside threshold level on at least one trading day during the term of the securities, investors receive the full principal at maturity because the final share price is not less than the initial share price.   Even though the underlying stock has increased 15% above the initial share price to $115 as of the final determination date, investors do not participate in any appreciation of the underlying stock.

Including the monthly coupons paid on the 11 coupon payment dates prior to the maturity date, investors receive a total of $13.5417 × 11 + $1,013.5417 = $1,162.50 over the 1-year term of the securities.

April 2015	Page 5

Morgan Stanley

Callable Fixed Coupon Securities due May 5, 2016
Based on the Performance of the Common Stock of Synageva BioPharma Corp.
Principal at Risk Securities

Example 3— The securities are not redeemed prior to maturity.  The determination closing price of the underlying stock has not decreased to or below the downside threshold level on any trading day during the term of the securities.  The final share price is $80, which is 20% below than the initial share price.  However, because the determination closing price of the underlying stock has not decreased to or below the downside threshold level on any trading day during the term of the securities, investors receive at maturity $1,013.5417 per security, equal to the stated principal amount plus the applicable monthly coupon.

Including the monthly coupons paid on the 11 coupon payment dates prior to the maturity date, investors receive a total of $13.5417 × 11 + $1,013.5417 = $1,162.50 over the 1-year term of the securities.

Example 4—The securities are not redeemed prior to maturity.  The final share price has decreased to $40, which is 60% below the initial share price. Additionally, the determination closing price of the underlying stock has declined to or below the downside threshold level on at least one trading day during the term of the securities. Therefore, the payment at maturity would be calculated as $1,000 × ($40 / $100) + $13.5417 = $413.5417.

Including the monthly coupons paid on the 11 coupon payment dates prior to the maturity date, investors receive a total of $13.5417 × 11 + $413.5417 = $562.50 over the 1-year term of the securities.

If the final share price is less than the initial share price and the determination closing price of the underlying stock has decreased to or below the downside threshold level on any trading day over the term of the securities, you will be exposed to the downside performance of the underlying stock at maturity, and your payment at maturity will be less, and possibly significantly less, than the stated principal amount and could be zero.

April 2015	Page 6

Morgan Stanley

Callable Fixed Coupon Securities due May 5, 2016
Based on the Performance of the Common Stock of Synageva BioPharma Corp.
Principal at Risk Securities

Risk Factors
The following is a non-exhaustive list of certain key risk factors for investors in the securities.  For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying prospectus supplement and prospectus.  You should also consult your investment, legal, tax, accounting and other advisers in connection with your investment in the securities.

▪
The securities do not guarantee the return of any principal.  The terms of the securities differ from those of ordinary debt securities in that the securities do not guarantee the return of any of the principal amount at maturity.  Instead, if the securities have not been redeemed prior to maturity and if the final share price is less than the initial share price and the determination closing price of the underlying stock has decreased to or below the downside threshold level on any trading day over the term of the securities, you will be exposed to the decline in the price of the underlying stock at maturity, as compared to the initial share price, on a 1 to 1 basis and you will receive for each security that you hold at maturity, in addition to the final monthly coupon, an amount equal to the stated principal amount times the share performance factor.  Under these circumstances, the payment at maturity (excluding the monthly coupon for the final monthly interest period) will be less than the stated principal amount and could be zero.

▪
The securities are subject to our redemption right. The term of the securities, and thus your opportunity to earn a potentially above-market coupon may be limited by our right to redeem the securities at our option on any monthly redemption date, beginning on November 4, 2015, for an early redemption payment equal to the stated principal amount plus the monthly coupon for the relevant monthly interest period. The term of your investment in the securities may be limited to as short as six months.  Any early redemption of the securities will be at our discretion and will not automatically occur based on the performance of the underlying stock.  It is more likely that we will redeem the securities when it would otherwise be advantageous for you to continue to hold the securities.  As such, we will be more likely to redeem the securities when the monthly coupon payable on the securities is greater than the interest that would be payable on instruments of a comparable maturity and credit rating trading in the market.  In other words, we will be more likely to redeem the securities when the securities are paying an above-market coupon.  If the securities are redeemed prior to maturity, you will receive no more monthly coupon payments, may be forced to invest in a lower interest rate environment and may not be able to reinvest at comparable terms or returns.

On the other hand, we will be less likely to exercise our redemption right when the price of the underlying stock is near or below the downside threshold level, such that you are likely to suffer a loss on your initial investment in the securities at maturity. Therefore, if we do not exercise our redemption right, it is more likely that you will suffer a loss at maturity.

▪
Because the downside threshold level for the underlying stock is observed on any trading day from but excluding the pricing date to and including the final determination date, it is possible that the underlying stock could decline to or below the downside threshold level and expose you to the negative performance of the underlying stock at maturity, even if the underlying stock subsequently appreciates and closes above the downside threshold level on the final determination date.  If the determination closing price of the underlying stock has declined to or below the downside threshold level on any trading day from and excluding the pricing date to and including the final determination date AND the final share price is less than the initial share price, you will be exposed to the decline in the underlying stock at maturity on a 1 to 1 basis, if the securities have not been redeemed by us prior to maturity.  It is possible that the determination closing price of the underlying stock will decline to or below the downside threshold level on any trading day from but excluding the pricing date to and including the final determination date and expose you to the negative performance of the underlying stock, even if the underlying stock subsequently appreciates and closes above the downside threshold level on the final determination date.

▪
Investors will not participate in any appreciation in the price of the underlying stock.  Investors will not participate in any appreciation in the price of the underlying stock from the initial share price, and the return on the securities will be limited to the monthly coupon that is paid for each monthly interest period until maturity or an early redemption.

▪
The market price will be influenced by many unpredictable factors.  Several factors will influence the value of the securities in the secondary market and the price at which MS & Co. may be willing to purchase or sell the securities in the secondary market.  Although we expect that generally the price of the underlying stock on any day,

April 2015	Page 7

Morgan Stanley

Callable Fixed Coupon Securities due May 5, 2016
Based on the Performance of the Common Stock of Synageva BioPharma Corp.
Principal at Risk Securities

including in relation to the downside threshold level, will affect the value of the securities more than any other single factor, other factors that may influence the value of the securities include:

o	the volatility (frequency and magnitude of changes in value) of the underlying stock,

o	dividend rates on the underlying stock,

o	interest and yield rates in the market,

o	time remaining until the securities mature,

o	geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the underlying stock and which may affect the final share price of the underlying stock,

o	the occurrence of certain events affecting the underlying stock that may or may not require an adjustment to the adjustment factor, and

o	any actual or anticipated changes in our credit ratings or credit spreads.

The price of the underlying stock may be, and has recently been, volatile, and we can give you no assurance that the volatility will lessen.  See “Synageva BioPharma Corp.” below.  You may receive less, and possibly significantly less, than the stated principal amount per security if you try to sell your securities prior to maturity.

▪
The securities are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the securities.  You are dependent on Morgan Stanley’s ability to pay all amounts due on the securities on each coupon payment date, upon early redemption or at maturity, and therefore you are subject to the credit risk of Morgan Stanley.  If Morgan Stanley defaults on its obligations under the securities, your investment would be at risk and you could lose some or all of your investment.  As a result, the market value of the securities prior to maturity will be affected by changes in the market’s view of Morgan Stanley’s creditworthiness.  Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the securities.

▪
Investing in the securities is not equivalent to investing in the common stock of Synageva BioPharma Corp.  Investors in the securities will not participate in any appreciation in the underlying stock and will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the underlying stock.

▪
No affiliation with Synageva BioPharma Corp.  Synageva BioPharma Corp. is not an affiliate of ours, is not involved with this offering in any way, and has no obligation to consider your interests in taking any corporate actions that might affect the value of the securities.  We have not made any due diligence inquiry with respect to Synageva BioPharma Corp. in connection with this offering.

▪
We may engage in business with or involving Synageva BioPharma Corp. without regard to your interests.  We or our affiliates may presently or from time to time engage in business with Synageva BioPharma Corp. without regard to your interests and thus may acquire non-public information about Synageva BioPharma Corp.  Neither we nor any of our affiliates undertakes to disclose any such information to you.  In addition, we or our affiliates from time to time have published and in the future may publish research reports with respect to Synageva BioPharma Corp., which may or may not recommend that investors buy or hold the underlying stock.

▪
The antidilution adjustments the calculation agent is required to make do not cover every corporate event that could affect the underlying stock.  MS & Co., as calculation agent, will adjust the adjustment factor for certain corporate events affecting the underlying stock, such as stock splits and stock dividends, and certain other corporate actions involving the issuer of the underlying stock, such as mergers.  However, the calculation agent will not make an adjustment for every corporate event that can affect the underlying stock.  For example, the calculation agent is not required to make any adjustments if the issuer of the underlying stock or anyone else makes a partial tender or partial exchange offer for the underlying stock, nor will adjustments be made following the final determination date.  If an event occurs that does not require the calculation agent to adjust the adjustment factor, the market price of the securities may be materially and adversely affected.

▪
The securities will not be listed on any securities exchange and secondary trading may be limited.  The securities will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the

April 2015	Page 8

Morgan Stanley

Callable Fixed Coupon Securities due May 5, 2016
Based on the Performance of the Common Stock of Synageva BioPharma Corp.
Principal at Risk Securities

securities. MS & Co. may, but is not obligated to, make a market in the securities and, if it once chooses to make a market, may cease doing so at any time. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the securities, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Since other broker-dealers may not participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were to cease making a market in the securities, it is likely that there would be no secondary market for the securities. Accordingly, you should be willing to hold your securities to maturity.

▪
The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us.  Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the securities in the original issue price reduce the economic terms of the securities, cause the estimated value of the securities to be less than the original issue price and will adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the securities in secondary market transactions will likely be significantly lower than the original issue price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the original issue price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the securities in the original issue price and the lower rate we are willing to pay as issuer make the economic terms of the securities less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the securities are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the securities in the secondary market, absent changes in market conditions, including those related to the underlying stock, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

▪
The estimated value of the securities is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price. These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect.  As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the securities than those generated by others, including other dealers in the market, if they attempted to value the securities.  In addition, the estimated value on the pricing date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your securities in the secondary market (if any exists) at any time. The value of your securities at any time after the date of this pricing supplement will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions.  See also “The market price will be influenced by many unpredictable factors” above.

▪
Hedging and trading activity by our subsidiaries could potentially adversely affect the value of the securities.  One or more of our subsidiaries and/or third-party dealers have carried out, and will continue to carry out, hedging activities related to the securities (and to other instruments linked to the underlying stock), including trading in the underlying stock.  Some of our subsidiaries also trade the underlying stock and other financial instruments related to the underlying stock on a regular basis as part of their general broker-dealer and other businesses.  Any of these hedging or trading activities on or prior to April 24, 2015, the day on which we set the initial share price, could have increased the initial share price, and, as a result, could have increased the downside threshold level, which, if the securities are not redeemed prior to maturity, is the price above which the underlying stock must close on all trading days over the term of the securities in order for you to avoid being exposed to the negative price performance of the underlying stock at maturity.  Additionally, such hedging or trading activities during the term of the securities could

April 2015	Page 9

Morgan Stanley

Callable Fixed Coupon Securities due May 5, 2016
Based on the Performance of the Common Stock of Synageva BioPharma Corp.
Principal at Risk Securities

potentially affect the closing price of the underlying stock on any trading day, including the final determination date, which, if the securities are not called prior to maturity, could potentially affect the payout to you at maturity, if any.

▪
The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the securities.  As calculation agent, MS & Co. has determined the initial share price and the downside threshold level, and will determine the determination closing price of the underlying stock on any trading day from but excluding the pricing date to and including the final determination date, the final share price, whether a market disruption event has occurred, whether to make any adjustments to the adjustment factor and the payment that you will receive upon an optional early redemption or at maturity, if any.  Moreover, certain determinations made by MS & Co., in its capacity as calculation agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or nonoccurrence of market disruption events and certain adjustments to the adjustment factor.  These potentially subjective determinations may affect the payout to you upon an optional early redemption or at maturity, if any. For further information regarding these types of determinations, see “Additional Information About the Securities—Trading day,” “—Closing price,” “—Market disruption event,” “—Postponement of final determination date,” “—Alternate exchange calculation in case of an event of default,” “—Antidilution adjustments,” “—Calculation agent” and related definitions below.  In addition, MS & Co. has determined the estimated value of the securities on the pricing date.

▪
The U.S. federal income tax consequences of an investment in the securities are uncertain.  There is no direct legal authority as to the proper treatment of the securities for U.S. federal income tax purposes, and, therefore, significant aspects of the tax treatment of the securities are uncertain.

Please read the discussion under “Additional Provisions―Tax considerations” in this document concerning the U.S. federal income tax consequences of an investment in the securities.  We intend to treat a security, under current law, as a unit consisting of (i) a Put Right (as defined below under “Additional Provisions―Tax considerations”) written by you to us that, if exercised, requires you to pay to us an amount equal to the Deposit (as defined below under “Additional Provisions―Tax considerations”), in exchange for the cash value of the underlying shares, and (ii) a Deposit with us of a fixed amount of cash to secure your obligation under the Put Right.  Alternative U.S. federal income tax treatments of the securities are possible, and if the Internal Revenue Service (the “IRS”) were successful in asserting such an alternative tax treatment for the securities the timing and the character of income on the securities might differ significantly from the tax treatment described herein.  We do not plan to request a ruling from the IRS regarding the tax treatment of the securities, and the IRS or a court may not agree with the tax treatment described herein.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  While it is not clear whether the securities would be viewed as similar to the prepaid forward contracts described in the notice, it is possible that any Treasury regulations or other guidance issued after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.  The notice focuses on a number of issues, the most relevant of which for holders of the securities are the character and timing of income or loss (including whether the entire coupon on the securities should be required to be included currently as ordinary income) and the degree, if any, to which income realized by non-U.S. investors should be subject to withholding tax.

Non-U.S. Holders should note that we currently do not intend to withhold on any payments made with respect to the securities to Non-U.S. Holders (subject to compliance by such holders with certification necessary to establish an exemption from withholding and to the discussion under “FATCA Legislation”).  However, in the event of a change of law or any formal or informal guidance by the IRS, the U.S. Treasury Department or Congress, we may decide to withhold on payments made with respect to the securities to Non-U.S. Holders and will not be required to pay any additional amounts with respect to amounts withheld.

Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, the issues presented by this notice and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

April 2015	Page 10

Morgan Stanley

Callable Fixed Coupon Securities due May 5, 2016
Based on the Performance of the Common Stock of Synageva BioPharma Corp.
Principal at Risk Securities

Synageva BioPharma Corp. Overview

Synageva BioPharma Corp. is a biopharmaceutical company focused on the discovery, development and commercialization of therapeutic products for patients with rare diseases.  The underlying stock is registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  Information provided to or filed with the Securities and Exchange Commission by Synageva BioPharma Corp. pursuant to the Exchange Act can be located by reference to the Securities and Exchange Commission file number 000-23155 through the Securities and Exchange Commission’s website at.www.sec.gov.  In addition, information regarding Synageva BioPharma Corp. may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.  Neither the issuer nor the agent makes any representation that such publicly available documents or any other publicly available information regarding the issuer of the underlying stock is accurate or complete.

Information as of market close on April 27, 2015:

Bloomberg Ticker Symbol:	GEVA
Exchange:	NASDAQ
Current Stock Price:	$102.59
52 Weeks Ago:	$85.50
52 Week High (on 1/26/2015):	$120.92
52 Week Low (on 9/22/2014):	$62.76
Current Dividend Yield:	N/A

The following table sets forth the published high and low closing prices of, as well as dividends on, the underlying stock for each quarter from January 1, 2012 through April 27, 2015.  The closing price of the underlying stock on April 27, 2015 was $102.59.  The associated graph shows the closing prices of the underlying stock for each day from January 1, 2010 through April 27, 2015.  We obtained the information in the table and graph below from Bloomberg Financial Markets, without independent verification.  The historical performance of the underlying stock should not be taken as an indication of its future performance, and no assurance can be given as to the price of the underlying stock at any time.

Common stock of Synageva BioPharma Corp. (CUSIP 87159A103)	High ($)	Low ($)	Dividends ($)
2012
First Quarter	38.97	25.18	–
Second Quarter	40.74	33.33	–
Third Quarter	54.70	41.20	–
Fourth Quarter	57.79	42.28	–
2013
First Quarter	55.99	46.26	–
Second Quarter	54.91	38.79	–
Third Quarter	63.39	42.70	–
Fourth Quarter	69.69	45.51	–
2014
First Quarter	118.42	64.58	–
Second Quarter	104.80	73.16	–
Third Quarter	90.45	62.76	–
Fourth Quarter	96.04	64.85	–
2015
First Quarter	120.92	92.67	–
Second Quarter (through April 27, 2015)	108.51	92.79	–

We make no representation as to the amount of dividends, if any, that Synageva BioPharma Corp. may pay in the future.  In any event, as an investor in the Callable Fixed Coupon Securities, you will not be entitled to receive dividends, if any, that may be payable on the common stock of Synageva BioPharma Corp.

April 2015	Page 11

Morgan Stanley

Callable Fixed Coupon Securities due May 5, 2016
Based on the Performance of the Common Stock of Synageva BioPharma Corp.
Principal at Risk Securities

Common Stock of Synageva BioPharma Corp. – Daily Closing Prices January 1, 2010 to April 27, 2015

* The red solid line indicates the downside threshold level of $54.255, which is 50% of the initial share price.

This document relates only to the securities offered hereby and does not relate to the underlying stock or other securities of Synageva BioPharma Corp.  We have derived all disclosures contained in this document regarding Synageva BioPharma Corp. stock from the publicly available documents described in the preceding paragraph.  In connection with the offering of the securities, neither we nor the agent has participated in the preparation of such documents or made any due diligence inquiry with respect to Synageva BioPharma Corp.  Neither we nor the agent makes any representation that such publicly available documents or any other publicly available information regarding Synageva BioPharma Corp. is accurate or complete.  Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that would affect the trading price of the underlying stock (and therefore the price of the underlying stock at the time we price the securities) have been publicly disclosed.  Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning Synageva BioPharma Corp. could affect the value received at maturity with respect to the securities and therefore the value of the securities.

Neither the issuer nor any of its affiliates makes any representation to you as to the performance of the underlying stock.

April 2015	Page 12

Morgan Stanley

Callable Fixed Coupon Securities due May 5, 2016
Based on the Performance of the Common Stock of Synageva BioPharma Corp.
Principal at Risk Securities

Additional Information About the Securities

Please read this information in conjunction with the summary terms on the front cover of this document.

Additional Provisions:
Day count convention:	30/360
Interest period:	Monthly
Record date:
The record date for each coupon payment date shall be the date one business day prior to such scheduled coupon payment date; provided, however, that any monthly coupon payable at maturity or upon redemption shall be payable to the person to whom the payment at maturity or early redemption payment, as the case may be, shall be payable.

Underlying stock issuer:	Synageva BioPharma Corp.
Day count convention:	30/360
Book entry security or certificated security:
Book entry.  The securities will be issued in the form of one or more fully registered global securities which will be deposited with, or on behalf of, the depositary and will be registered in the name of a nominee of the depositary.  The depositary’s nominee will be the only registered holder of the securities.  Your beneficial interest in the securities will be evidenced solely by entries on the books of the securities intermediary acting on your behalf as a direct or indirect participant in the depositary.  In this preliminary pricing supplement, all references to payments or notices to you will mean payments or notices to the depositary, as the registered holder of the securities, for distribution to participants in accordance with the depositary’s procedures.  For more information regarding the depositary and book entry notes, please read “The Depositary” in the accompanying prospectus supplement and “Forms of Securities—Global Securities—Registered Global Securities” in the accompanying prospectus.

Senior security or subordinated security:	Senior
Specified currency:	U.S. dollars
Business day:	Any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in The City of New York.
Trading day:
A day, as determined by the calculation agent, on which trading is generally conducted on the New York Stock Exchange, The NASDAQ Stock Market LLC (the “NASDAQ”), the Chicago Mercantile Exchange and the Chicago Board of Options Exchange and in the over-the-counter market for equity securities in the United States.

Closing price:	The closing price for one share of the underlying stock (or one unit of any other security for which a closing price must be determined) on any trading day means:

(i)
if the underlying stock (or any such other security) is listed on a national securities exchange (other than the NASDAQ, the last reported sale price, regular way, of the principal trading session on such day on the principal national securities exchange registered under the Securities Exchange Act of 1934, as amended, on which the underlying stock (or any such other security) is listed,

(ii)	if the underlying stock (or any such other security) is a security of the NASDAQ, the official closing price published by the NASDAQ on such day, or

(iii)
if the underlying stock (or any such other security) is not listed on any national securities exchange but is included in the OTC Bulletin Board Service (the “OTC Bulletin Board”) operated by the Financial Industry Regulatory Authority, Inc. (“FINRA”), the last reported sale price of the principal trading session on the OTC Bulletin Board on such day.

If the underlying stock (or any such other security) is listed on any national securities exchange but the last reported sale price or the official closing price published by the NASDAQ, as applicable, is not available pursuant to the preceding sentence, then the closing price for one share of the underlying stock (or one unit of any such other security) on any trading day shall mean the last reported sale price of the principal trading session on the over-the-counter market as reported on the NASDAQ or the OTC Bulletin Board on such day. If a market disruption event (as defined below) occurs with respect to the underlying stock (or any such other security) or the last reported sale price or the official closing price published by the NASDAQ, as applicable, for the underlying stock (or any such other security) is not available pursuant to either of the two preceding sentences, then the closing price for any trading day shall be the mean, as determined by the calculation agent, of the bid prices for the underlying stock (or any such other security) for such trading day obtained from as many recognized dealers in such security, but not exceeding three, as will make such bid prices available to the calculation agent. Bids of MS & Co. and its successors or any of its affiliates may be included in the calculation of such mean, but only to the extent that any such bid is the highest of the bids obtained. If no bid prices are provided from any third party dealers, the closing price shall be determined by the calculation agent in its sole and absolute discretion (acting in good faith) taking into account any information that it deems relevant. The term “OTC Bulletin Board Service” shall include any successor service thereto or, if applicable, the OTC Reporting Facility operated by FINRA.

April 2015	Page 13

Morgan Stanley

Callable Fixed Coupon Securities due May 5, 2016
Based on the Performance of the Common Stock of Synageva BioPharma Corp.
Principal at Risk Securities

Market disruption event:	Market disruption event means:

(i) the occurrence of existence of any of:

(a) a suspension, absence or material limitation of trading of the underlying stock on the primary market for the underlying stock for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session in such market, or

(b) a breakdown or failure in the price and trade reporting systems of the primary market for the underlying stock as a result of which the reported trading prices for the underlying stock during the last one-half hour preceding the close of the principal trading session in such market are materially inaccurate, or

(c) the suspension, absence or material limitation of trading on the primary market for trading in options contracts related to the underlying stock, if available, during the one-half hour period preceding the close of the principal trading session in the applicable market, in each case as determined by the calculation agent in its sole discretion; and

(ii)
a determination by the calculation agent in its sole discretion that any event described in clause (i) above materially interfered with the ability of the issuer or any of its affiliates to unwind or adjust all or a material portion of the hedge position with respect to the securities.

For the purpose of determining whether a market disruption event has occurred: (1) a limitation on the hours or number of days of trading shall not constitute a market disruption event if it results from an announced change in the regular business hours of the primary market, (2) a decision to permanently discontinue trading in the relevant options contract shall not constitute a market disruption event, (3) a suspension of trading in options contracts on the underlying stock by the primary securities market trading in such contracts by reason of (a) a price change exceeding limits set by such securities exchange or market, (b) an imbalance of orders relating to such contracts or (c) a disparity in bid and ask quotes relating to such contracts shall constitute a suspension, absence or material limitation of trading in options contracts related to the underlying stock and (4) a suspension, absence or material limitation of trading on the primary securities market on which options contracts related to the underlying stock are traded shall not include any time when such securities market is itself closed for trading under ordinary circumstances.
Postponement of final determination date:
If the final determination date is not a trading day or if there is a market disruption event on such day, the final determination date shall be the next succeeding trading day on which there is no market disruption event; provided that if a market disruption event has occurred on each of the five consecutive trading days immediately succeeding the scheduled final determination date, then (i) such fifth succeeding trading day shall be deemed to be the final determination date notwithstanding the occurrence of a market disruption event on such day and (ii) with respect to such fifth trading day on which a market disruption event occurs, the calculation agent shall determine the final share price of the underlying stock on such fifth trading day based on the mean, as determined by the calculation agent, of the bid prices for the underlying stock for such date obtained from as many recognized dealers in such security, but not exceeding three, as will make such bid prices available to the calculation agent.  Bids of MS & Co. or any of its affiliates may be included in the calculation of such mean, but only to the extent that any such bid is the highest of the bids obtained.  If no bid prices are provided from any third-party dealers, the closing price shall be determined by the calculation agent in its sole and absolute discretion (acting in good faith) taking into account any information that it deems relevant.

Postponement of the maturity date:
If the final determination date is postponed due to a non-trading day or certain market disruption event so that it falls less than two business days prior to the scheduled maturity date, the maturity date will be postponed to the second business day following the final determination date as postponed, and no adjustment shall be made to the payment at maturity made on that postponed date.

Alternate exchange calculation in case of an event of default:
If an event of default with respect to the securities shall have occurred and be continuing, the amount declared due and payable upon any acceleration of the securities (the “Acceleration Amount”) will be an amount, determined by the calculation agent in its sole discretion, that is equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to the securities as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to the securities.  That cost will equal:

•      the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus

•      the reasonable expenses, including reasonable attorneys’ fees, incurred by the holders of the securities in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for the securities, which we describe below, the holders of the securities

April 2015	Page 14

Morgan Stanley

Callable Fixed Coupon Securities due May 5, 2016
Based on the Performance of the Common Stock of Synageva BioPharma Corp.
Principal at Risk Securities

and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest—or, if there is only one, the only—quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the Acceleration Amount.

Notwithstanding the foregoing, if a voluntary or involuntary liquidation, bankruptcy or insolvency of, or any analogous proceeding is filed with respect to Morgan Stanley, then depending on applicable bankruptcy law, your claim may be limited to an amount that could be less than the Acceleration Amount.

If the maturity of the securities is accelerated because of an event of default as described above, we shall, or shall cause the calculation agent to, provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, and to the depositary of the Acceleration Amount and the aggregate cash amount due, if any, with respect to the securities as promptly as possible and in no event later than two business days after the date of such acceleration.

Default quotation period

The default quotation period is the period beginning on the day the Acceleration Amount first becomes due and ending on the third business day after that day, unless:

•      no quotation of the kind referred to above is obtained, or

•      every quotation of that kind obtained is objected to within five business days after the due date as described above.

If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five business days after that first business day, however, the default quotation period will continue as described in the prior sentence and this sentence.

In any event, if the default quotation period and the subsequent two business day objection period have not ended before the final determination date, then the Acceleration Amount will equal the principal amount of the securities.

Qualified financial institutions

For the purpose of determining the Acceleration Amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States or Europe, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

•      A-2 or higher by Standard & Poor’s Ratings Services or any successor, or any other comparable rating then used by that rating agency, or

•      P-2 or higher by Moody’s Investors Service or any successor, or any other comparable rating then used by that rating agency.

Antidilution adjustments:
The adjustment factor shall be adjusted as follows:

1. If the underlying stock is subject to a stock split or reverse stock split, then once such split has become effective, the adjustment factor shall be adjusted to equal the product of the prior adjustment factor and the number of shares issued in such stock split or reverse stock split with respect to one share of the underlying stock.

2. If the underlying stock is subject (i) to a stock dividend (issuance of additional shares of the underlying stock) that is given ratably to all holders of shares of the underlying stock or (ii) to a distribution of the underlying stock as a result of the triggering of any provision of the corporate charter of the underlying stock issuer, then once the dividend has become effective and the underlying stock is trading ex-dividend, the adjustment factor shall be adjusted so that the new adjustment factor shall equal the prior adjustment factor plus the product of (i) the number of shares issued with respect to one share of the underlying stock and (ii) the prior adjustment factor.

3. If the underlying stock issuer issues rights or warrants to all holders of the underlying stock to subscribe for or purchase the underlying stock at an exercise price per share less than the closing price of the underlying stock on both (i) the date the exercise price of such rights or warrants is determined and (ii) the expiration

April 2015	Page 15

Morgan Stanley

Callable Fixed Coupon Securities due May 5, 2016
Based on the Performance of the Common Stock of Synageva BioPharma Corp.
Principal at Risk Securities

date of such rights or warrants, and if the expiration date of such rights or warrants precedes the redemption date or the maturity date, as applicable, then the adjustment factor shall be adjusted to equal the product of the prior adjustment factor and a fraction, the numerator of which shall be the number of shares of the underlying stock outstanding immediately prior to the issuance of such rights or warrants plus the number of additional shares of the underlying stock offered for subscription or purchase pursuant to such rights or warrants and the denominator of which shall be the number of shares of the underlying stock outstanding immediately prior to the issuance of such rights or warrants plus the number of additional shares of the underlying stock which the aggregate offering price of the total number of shares of the underlying stock so offered for subscription or purchase pursuant to such rights or warrants would purchase at the closing price on the expiration date of such rights or warrants, which shall be determined by multiplying such total number of shares offered by the exercise price of such rights or warrants and dividing the product so obtained by such closing price.

4. There shall be no required adjustments to the adjustment factor to reflect cash dividends or other distributions paid with respect to the underlying stock other than distributions described in paragraph 2, paragraph 3 and clauses (i), (iv) and (v) of the first sentence of paragraph 5 and Extraordinary Dividends. A cash dividend or other distribution with respect to the underlying stock shall be deemed to be an “Extraordinary Dividend” if such cash dividend or distribution exceeds the immediately preceding non-Extraordinary Dividend for the underlying stock by an amount equal to at least 10% of the closing price of the underlying stock (as adjusted for any subsequent corporate event requiring an adjustment hereunder, such as a stock split or reverse stock split) on the trading day preceding the ex-dividend date (that is, the day on and after which transactions in the underlying stock on the primary U.S. organized securities exchange or trading system on which the underlying stock is traded no longer carry the right to receive that cash dividend or that cash distribution) for the payment of such Extraordinary Dividend. If an Extraordinary Dividend occurs with respect to the underlying stock, the adjustment factor with respect to the underlying stock shall be adjusted on the ex-dividend date with respect to such Extraordinary Dividend so that the new adjustment factor shall equal the product of (i) the then current adjustment factor and (ii) a fraction, the numerator of which is the closing price on the trading day preceding the ex-dividend date, and the denominator of which is the amount by which the closing price on the trading day preceding the ex-dividend date exceeds the Extraordinary Dividend Amount. The “Extraordinary Dividend Amount” with respect to an Extraordinary Dividend for the underlying stock shall equal (i) in the case of cash dividends or other distributions that constitute regular dividends, the amount per share of such Extraordinary Dividend minus the amount per share of the immediately preceding non-Extraordinary Dividend for the underlying stock or (ii) in the case of cash dividends or other distributions that do not constitute regular dividends, the amount per share of such Extraordinary Dividend. The value of the non-cash component of an Extraordinary Dividend shall be determined on the ex-dividend date for such distribution by the calculation agent, whose determination shall be conclusive. A distribution on the underlying stock described in clause (i), (iv) or (v) of paragraph 5 below that also constitutes an Extraordinary Dividend shall cause an adjustment to the adjustment factor pursuant only to clause (i), (iv) or (v) of paragraph 5, as applicable.

5. If (i) there occurs any reclassification or change of the underlying stock, including, without limitation, as a result of the issuance of any tracking stock by the underlying stock issuer, (ii) the underlying stock issuer or any surviving entity or subsequent surviving entity of the underlying stock issuer (the “successor corporation”) has been subject to a merger, combination or consolidation and is not the surviving entity, (iii) any statutory exchange of securities of the underlying stock issuer or any successor corporation with another corporation occurs (other than pursuant to clause (ii) above), (iv) the underlying stock issuer is liquidated, (v) the underlying stock issuer issues to all of its shareholders equity securities of an issuer other than the underlying stock issuer (other than in a transaction described in clause (ii), (iii) or (iv) above) (a “spin-off event”) or (vi) a tender or exchange offer or going-private transaction is consummated for all the outstanding shares of the underlying stock (any such event in clauses (i) through (vi), a “reorganization event”), the method of determining the amount payable at maturity for each security will be as follows:

Upon the final determination date, if the securities have not previously been redeemed: You will receive for each security that you hold a payment at maturity equal to either:

➢ if the determination closing price of the underlying stock was less than the downside threshold level on any trading day from but excluding the pricing date to but excluding the effective date of the reorganization event, or if the exchange property value is less than or equal to the downside threshold level on any trading day from and including the date of the reorganization event to and including the final determination date, and the final exchange property value is less than the initial share price:

➢ (i) (a) the stated principal amount multiplied by (b) the share performance factor plus (ii) the monthly coupon for the final monthly interest period. For purposes of calculating the share performance factor, the “final share price” will be deemed to equal the final exchange property value;

or, otherwise,

➢the stated principal amount plus the monthly coupon for the final monthly interest period.

“Exchange property value” on any trading day means (x) for any cash received in any reorganization event, the value, as determined by the calculation agent, as of the date of receipt, of such cash received for one

April 2015	Page 16

Morgan Stanley

Callable Fixed Coupon Securities due May 5, 2016
Based on the Performance of the Common Stock of Synageva BioPharma Corp.
Principal at Risk Securities

share of the underlying stock, as adjusted by the adjustment factor at the time of such reorganization event, (y) for any property other than cash or securities received in any such reorganization event, the market value, as determined by the calculation agent in its sole discretion, as of the date of receipt, of such exchange property received for one share of the underlying stock, as adjusted by the adjustment factor at the time of such reorganization event and (z) for any security received in any such reorganization event, an amount equal to the closing price on the day on which the exchange property value is determined, per share of such security multiplied by the quantity of such security received for each share of the underlying stock, as adjusted by the adjustment factor at the time of such reorganization event.

“Final exchange property value” shall be calculated in the same way as set forth in the preceding paragraph, except that in the case of clause (z), the value of each share of such security shall equal the closing price of such security on the final determination date.

For purposes of paragraph 5 above, in the case of a consummated tender or exchange offer or going-private transaction involving consideration of particular types, exchange property shall be deemed to include the amount of cash or other property delivered by the offeror in the tender or exchange offer (in an amount determined on the basis of the rate of exchange in such tender or exchange offer or going-private transaction). In the event of a tender or exchange offer or a going-private transaction with respect to exchange property in which an offeree may elect to receive cash or other property, exchange property shall be deemed to include the kind and amount of cash and other property received by offerees who elect to receive cash.

Following the occurrence of any reorganization event referred to in paragraph 5 above, all references in this offering document with respect to the securities to “the underlying stock” shall be deemed to refer to the exchange property and references to a “share” or “shares” of the underlying stock shall be deemed to refer to the applicable unit or units of such exchange property, unless the context otherwise requires.

No adjustment to the adjustment factor will be required unless such adjustment would require a change of at least 0.1% in the adjustment factor then in effect. The adjustment factor resulting from any of the adjustments specified above will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward. Adjustments to the adjustment factor will be made up to the close of business on the final determination date.

No adjustments to the adjustment factor or method of calculating the adjustment factor will be required other than those specified above. The adjustments specified above do not cover all events that could affect the determination closing price or the final share price of the underlying stock, including, without limitation, a partial tender or exchange offer for the underlying stock.

The calculation agent shall be solely responsible for the determination and calculation of any adjustments to the adjustment factor or method of calculating the adjustment factor and of any related determinations and calculations with respect to any distributions of stock, other securities or other property or assets (including cash) in connection with any corporate event described in paragraphs 1 through 5 above, and its determinations and calculations with respect thereto shall be conclusive in the absence of manifest error.

The calculation agent will provide information as to any adjustments to the adjustment factor or to the method of calculating the amount payable at maturity of the securities made pursuant to paragraph 5 above upon written request by any investor in the securities.

Denominations:	$1,000 per security and integral multiples thereof
Minimum ticketing size:	$1,000 / 1 security
Trustee:	The Bank of New York Mellon, a New York banking corporation (as successor Trustee to JPMorgan Chase Bank, N.A. (formerly known as JPMorgan Chase Bank))
Calculation agent:
The calculation agent for the securities will be MS & Co.  All determinations made by the calculation agent will be at the sole discretion of the calculation agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the trustee and us.

All calculations with respect to the monthly coupon, the redemption payment and/or the payment at maturity, shall be made by the calculation agent and shall be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., .876545 would be rounded to .87655); all dollar amounts related to determination of the amount of cash payable per stated principal amount, if any, shall be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid, if any, on the aggregate principal amount of the securities shall be rounded to the nearest cent, with one-half cent rounded upward.

Because the calculation agent is our affiliate, the economic interests of the calculation agent and its affiliates may be adverse to your interests as an investor in the securities, including with respect to certain determinations and judgments that the calculation agent must make in determining the payment that you will receive at maturity or whether a market disruption event has occurred.  See “Antidilution Adjustments” and “Market disruption event” above.  MS & Co. is obligated to carry out its duties and functions as calculation agent in good faith and using its reasonable judgment.

Tax considerations:	Prospective investors should note that the discussion under the section called “United States Federal Taxation” in the accompanying prospectus supplement does not apply to the securities

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issued under this document and is superseded by the following discussion.

The following is a general discussion of the material U.S. federal income tax consequences and certain estate tax consequences of ownership and disposition of the securities. This discussion applies only to initial investors in the securities who:

•     purchase the securities at their “issue price,” which will equal the first price at which a substantial amount of the securities is sold to the public (not including bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers); and

•     hold the securities as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

This discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:

•     certain financial institutions;
•     insurance companies;
•     certain dealers and traders in securities or commodities;
•     investors holding the securities as part of a “straddle,” wash sale, conversion transaction, integrated transaction or constructive sale transaction;
•     U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;
•     partnerships or other entities classified as partnerships for U.S. federal income tax purposes;
•     regulated investment companies;
•     real estate investment trusts;
•     tax-exempt entities, including “individual retirement accounts” or “Roth IRAs” as defined in Section 408 or 408A of the Code, respectively; or
•     persons subject to the alternative minimum tax.

As the law applicable to the U.S. federal income taxation of instruments such as the securities is technical and complex, the discussion below necessarily represents only a general summary. Moreover, the effect of any applicable state, local or non-U.S. tax laws is not discussed, nor are any consequences resulting from the Medicare tax on investment income.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof, changes to any of which subsequent to the date hereof may affect the tax consequences described herein. Persons considering the purchase of the securities should consult their tax advisers with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

General

Due to the lack of any controlling legal authority, there is substantial uncertainty regarding the U.S. federal income tax consequences of an investment in the securities. We intend to treat a security, under current law, for U.S. federal income tax purposes, as a unit consisting of the following:

(i) a put right (the “Put Right”) written by you to us that, if exercised, requires you to pay us an amount equal to the Deposit (as defined below) in exchange for the cash value of the underlying shares; and

(ii) a deposit with us of a fixed amount of cash, equal to the issue price, to secure your obligation under the Put Right (the “Deposit”) that pays interest based on our cost of borrowing at the time of issuance (the “Yield on the Deposit”).

Based on the treatment set forth above, a portion of the coupon on the securities will be treated as the Yield on the Deposit, and the remainder will be attributable to the premium on the Put Right (the “Put Premium”) as set forth below:

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Underlying Stock	Coupon Rate	Yield on the Deposit	Put Premium
Common Stock of Synageva BioPharma Corporation	16.25% p.a.	0.6151% p.a.	15.6349% p.a.

We will allocate 100% of the issue price of the securities to the Deposit and none to the Put Right. Our allocation of the issue price between the Put Right and the Deposit will be binding on you, unless you timely and explicitly disclose to the Internal Revenue Service (the “IRS”) that your allocation is different from ours. This allocation is not, however, binding on the IRS or a court.

No statutory, judicial or administrative authority directly addresses the treatment of the securities or instruments similar to the securities for U.S. federal income tax purposes, and no ruling is being requested from the IRS with respect to the securities. Significant aspects of the U.S. federal income tax consequences of an investment in the securities are uncertain, and no assurance can be given that the IRS or a court will agree with the treatment described herein. In the opinion of our counsel, Davis Polk & Wardwell LLP, the treatment of the securities described above is reasonable under current law; however, our counsel has advised us that it is unable to conclude affirmatively that this treatment is more likely than not to be upheld, and that alternative treatments are possible. Accordingly, you should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the securities (including alternative treatments of the securities). Unless otherwise stated, the following discussion is based on the treatment and the allocation described above.

Tax Consequences to U.S. Holders

This section applies to you only if you are a U.S. Holder. As used herein, the term “U.S. Holder” means a beneficial owner of a security that is, for U.S. federal income tax purposes:

•     a citizen or individual resident of the United States;
•     a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or
•     an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Tax Treatment of the Securities

Assuming the treatment of the securities and allocation of the issue price as set forth above are respected, the following U.S. federal income tax consequences should result.

Coupon Payments on the Securities. Under the characterization described above under “—General,” only a portion of the coupon payments on the securities will be attributable to the Yield on the Deposit. The remainder of the coupon payments will represent payments attributable to the Put Premium. To the extent attributable to the Yield on the Deposit, coupon payments on the securities will generally be taxable to a U.S. Holder as ordinary interest income at the time accrued or received in accordance with the U.S. Holder’s method of accounting for U.S. federal income tax purposes.

The Put Premium will not be taxable to a U.S. Holder upon receipt but will be accounted for as described below.

Tax Basis. Based on our determination set forth above, the U.S. Holder’s initial tax basis in the Deposit will be 100% of the issue price. The determination of gain or loss with respect to the Put Right is described below.

Receipt of Stated Principal Amount upon Settlement of the Securities. If, upon settlement of a security, a U.S. Holder receives the stated principal amount of the security (excluding coupon payments on the security, which would be taxed as described above under “—Coupon Payments on the Securities”), the Put Right will be deemed to have expired unexercised. In such case, the U.S. Holder will not recognize any gain upon the return of the Deposit, but will recognize the total amount of Put Premium received by the U.S. Holder over the term of the securities (including Put Premium received upon settlement) as short-term capital gain at such time.

Receipt of Amount Equal to the Value of Underlying Shares Upon Maturity of the Securities. If, at maturity, a U.S. Holder receives an amount of cash (excluding coupon payments on the securities, which would be taxed

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as described above under “—Coupon Payments on the Securities”) that is less than the stated principal amount of the securities, the Put Right will be deemed to have been exercised and the U.S. Holder will be deemed to have applied the Deposit toward the settlement of the Put Right. In such case, a U.S. Holder will not recognize any gain or loss in respect of the Deposit, but will recognize short-term capital gain or loss in an amount equal to the difference between (i) the amount received by the U.S. Holder at maturity (excluding amounts attributable to coupon payments on the securities), plus the total Put Premium received by the U.S. Holder over the term of the securities (including the Put Premium received at maturity) and (ii) the Deposit.

Sale or Exchange of the Securities Prior to Settlement. Upon the sale or exchange of a security, a U.S. Holder will generally recognize long-term capital gain or loss with respect to the Deposit if the U.S. Holder has held the securities for more than one year at the time of such sale or exchange and short-term capital gain or loss otherwise. The U.S. Holder will also generally recognize short-term capital gain or loss with respect to the Put Right. For the purpose of determining such gain or loss, a U.S. Holder should apportion the amount realized on the sale or exchange of a security (excluding any amount attributable to accrued but unpaid Yield on the Deposit, which would be taxed as described under “—Coupon Payments on the Securities”) between the Deposit and the Put Right based on their respective values on the date of such sale or exchange. The amount of capital gain or loss on the Deposit will equal the amount realized that is attributable to the Deposit, less the U.S. Holder’s adjusted tax basis in the Deposit. The amount realized that is attributable to the Put Right, together with the total Put Premium received by the U.S. Holder over the term of the security, will be treated as short-term capital gain.

If the value of the Deposit on the date of such sale or exchange exceeds the total amount realized on the sale or exchange of the security, the U.S. Holder will be treated as having (i) sold or exchanged the Deposit for an amount equal to its value on that date and (ii) made a payment (the “Put Right Assumption Payment”) to the purchaser of the security equal to the amount of such excess, in exchange for the purchaser’s assumption of the U.S. Holder’s rights and obligations under the Put Right. In such a case, the U.S. Holder will recognize short-term capital gain or loss in respect of the Put Right in an amount equal to the total Put Premium received by the U.S. Holder over the term of the security, less the amount of the Put Right Assumption Payment deemed to be made by the U.S. Holder.

Possible Alternative Tax Treatments of an Investment in the Securities

Due to the absence of authorities that directly address the proper characterization of the securities, no assurance can be given that the IRS will accept, or that a court will uphold, the treatment described above. In particular, the IRS could seek to treat a security or the Deposit as a debt instrument subject to Treasury regulations governing contingent payment debt instruments (the “Contingent Debt Regulations”).

If the IRS were successful in asserting that the Contingent Debt Regulations applied to the securities or to the Deposit, the timing and character of income thereon would be significantly affected. Among other things, a U.S. Holder would be required to accrue interest income as original issue discount, subject to adjustments, at a “comparable yield” based on our cost of borrowing. Furthermore, if the securities or Deposit were treated as contingent payment debt instruments, any gain realized with respect to the securities or the Deposit would generally be treated as ordinary income. The risk that financial instruments providing for buffers, triggers or similar downside protection features, such as the securities, would be recharacterized as debt is greater than the risk of recharacterization for comparable financial instruments that do not have such features.

Even if the Contingent Debt Regulations do not apply to the securities, other alternative U.S. federal income tax characterizations or treatments of the securities are also possible, which if applied could significantly affect the timing and character of the income or loss with respect to the securities. It is possible, for example, that a security could be treated as constituting an “open transaction” with the result that the coupon payments on the securities might not be accounted for separately as giving rise to income to U.S. Holders until the sale, exchange or retirement of the securities. Alternatively, the entire coupon on the securities could be required to be included in income by a U.S. Holder at the time received or accrued. Other alternative characterizations are also possible. Accordingly, prospective purchasers should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. While it is not clear whether the securities would be viewed as similar to the prepaid forward contracts described in the notice, it is possible that any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. The notice focuses on a number of issues, the most relevant of which for U.S. Holders of the securities is the character and timing of income or loss realized with respect to these instruments (including whether the Put Premium might be required to be included currently as ordinary income). Accordingly, prospective investors should consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the securities, including the possible implications of this notice.

Backup Withholding and Information Reporting

Backup withholding may apply in respect of payments on the securities and the payment of proceeds from a

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sale, exchange or other disposition of the securities, unless a U.S. Holder provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with applicable requirements of the backup withholding rules. The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the U.S. Holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS. In addition, information returns will be filed with the IRS in connection with payments on the securities and the payment of proceeds from a sale, exchange or other disposition of the securities, unless the U.S. Holder provides proof of an applicable exemption from the information reporting rules.

Tax Consequences to Non-U.S. Holders

This section applies to you only if you are a Non-U.S. Holder. As used herein, the term “Non-U.S. Holder” means a beneficial owner of a security that is, for U.S. federal income tax purposes:

• an individual who is classified as a nonresident alien;
• a foreign corporation; or
• a foreign trust or estate.

The term “Non-U.S. Holder” does not include any of the following holders:

•     a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes;
•     certain former citizens or residents of the United States; or
•     a holder for whom income or gain in respect of the securities is effectively connected with the conduct of a trade or business in the United States.

Such holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities.

General

Assuming the treatment of the securities as set forth above is respected and subject to the discussion below regarding FATCA, payments with respect to a security, and gain realized on the sale, exchange or other disposition of such security, should not be subject to U.S. federal income or withholding tax under current law, provided that:

•     the Non-U.S. Holder does not own, directly or by attribution, ten percent or more of the total combined voting power of all classes of our stock entitled to vote;

•     the Non-U.S. Holder is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership;

•     the Non-U.S. Holder is not a bank receiving interest under Section 881(c)(3)(A) of the Code; and

•     the certification requirement described below has been fulfilled with respect to the beneficial owner.

Certification Requirement. The certification requirement referred to in the preceding paragraph will be fulfilled if the beneficial owner of a security (or a financial institution holding a security on behalf of the beneficial owner) furnishes to the applicable withholding agent an IRS Form W-8BEN (or other appropriate form), on which the beneficial owner certifies under penalties of perjury that it is not a U.S. person.

Possible Alternative Tax Treatments of an Investment in the Securities

As described above under “—Tax Consequences to U.S. Holders—Possible Alternative Tax Treatments of an Investment in the Securities,” the IRS may seek to apply a different characterization and tax treatment from the treatment described herein. While the U.S. federal income and withholding tax consequences to a Non-U.S. Holder of ownership and disposition of a security under current law should generally be the same as those described immediately above under current law, it is possible that a Non-U.S. Holder could be subject to withholding tax under certain recharacterizations of the securities.

However, among the issues addressed in the IRS notice described in “Additional Provisions―Tax considerations—Tax Consequences to U.S. Holders—” is the degree, if any, to which income realized by Non-U.S. Holders should be subject to withholding tax. It is possible that any Treasury regulations or other guidance issued after consideration of this issue could materially and adversely affect the withholding tax consequences of ownership and disposition of the securities, possibly with retroactive effect. Accordingly, prospective investors should consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the securities, including the possible implications of the notice discussed above. Prospective investors should note that we currently do not intend to withhold on any of the payments made with respect to the securities to Non-U.S. Holders (subject to compliance by such holders with the certification requirement described above and to the discussion below regarding FATCA). However, in the

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event of a change of law or any formal or informal guidance by the IRS, the U.S. Treasury Department or Congress, we may decide to withhold on payments made with respect to the securities to Non-U.S. Holders and we will not be required to pay any additional amounts with respect to amounts withheld.

U.S. Federal Estate Tax

Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty exemption, the securities may be treated as U.S. situs property subject to U.S. federal estate tax. Prospective investors that are non-U.S. individuals, or are entities of the type described above, should consult their tax advisers regarding the U.S. federal estate tax consequences of an investment in the securities.

Backup Withholding and Information Reporting

Information returns may be filed with the IRS in connection with payments on the securities as well as in connection with the proceeds from a sale, exchange or other disposition of the securities. A Non-U.S. Holder may be subject to backup withholding in respect of amounts paid to the Non-U.S. Holder, unless such Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person for U.S. federal income tax purposes or otherwise establishes an exemption. Compliance with the certification procedures described under “—General—Certification Requirement” will satisfy the certification requirements necessary to avoid backup withholding as well. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

FATCA Legislation

Legislation commonly referred to as “FATCA” generally imposes a withholding tax of 30% on payments to certain non-U.S. entities (including financial intermediaries) with respect to certain financial instruments, unless various U.S. information reporting and due diligence requirements have been satisfied. An intergovernmental agreement between the United States and the non-U.S. entity’s jurisdiction may modify these requirements. This legislation generally applies to certain financial instruments that are treated as paying U.S.-source interest or other U.S.-source “fixed or determinable annual or periodical” income (“FDAP income”). Withholding (if applicable) applies to payments of U.S.-source FDAP income and, for dispositions after December 31, 2016, to payments of gross proceeds of the disposition (including upon retirement) of certain financial instruments treated as providing for U.S.-source interest or dividends. While the treatment of the securities is unclear, you should assume that any coupon payment on the securities will be treated in whole or in part as subject to the FATCA rules. If withholding applies to the securities, we will not be required to pay any additional amounts with respect to amounts withheld. Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the potential application of FATCA to the securities.

The discussion in the preceding paragraphs under “Additional Provisions―Tax considerations,” insofar as it purports to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal income tax consequences of an investment in the securities.

Use of proceeds and hedging:
The proceeds we receive from the sale of the securities will be used for general corporate purposes.  We will receive, in aggregate, $1,000 per security issued, because, when we enter into hedging transactions in order to meet our obligations under the securities, our hedging counterparty will reimburse the cost of the agent’s commissions.  The costs of the securities borne by you and described on page 2 above comprise the agent’s commissions and the cost of issuing, structuring and hedging the securities.

On or prior to April 24, 2015, the day on which we set the initial share price, we hedged our anticipated exposure in connection with the securities by entering into hedging transactions with our subsidiaries and/or third party dealers.  We expect our hedging counterparties to have taken positions in the underlying stock and in futures or options contracts on the underlying stock.  Such purchase activity could have increased the initial share price, and, as a result, could have increased the downside threshold level, which, if the securities are not redeemed prior to maturity, is the price above which the underlying stock must close on all trading days over the term of the securities in order for you to avoid being exposed to the negative price performance of the underlying stock at maturity.  In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the securities, including on the determination dates, by purchasing and selling the underlying stock, options contracts relating to the underlying stock or any other available securities or instruments that we may wish to use in connection with such hedging activities.  We cannot give any assurance that our hedging activities will not affect the closing price of the underlying stock on any trading day, including the final determination date, and, therefore, adversely affect the value of the securities or the payment you will receive at maturity, if any.

Benefit plan investor considerations:
Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the securities.  Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and

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instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may each be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”). ERISA Section 406 and Code Section 4975 generally prohibit transactions between Plans and parties in interest or disqualified persons. Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the securities are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the securities are acquired pursuant to an exemption from the “prohibited transaction” rules. A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the securities. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers). In addition, ERISA Section 408(b)(17) and Code Section 4975(d)(20) may provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption). There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the securities.

Because we may be considered a party in interest with respect to many Plans, the securities may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited. Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the securities will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the securities that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such securities on behalf of or with “plan assets” of any Plan or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the securities on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief.

The securities are contractual financial instruments. The financial exposure provided by the securities is not a substitute or proxy for, and is not intended as a substitute or proxy for, individualized investment management or advice for the benefit of any purchaser or holder of the securities. The securities have not been designed and will not be administered in a manner intended to reflect the individualized needs and objectives of any purchaser or holder of the securities.

Each purchaser or holder of any securities acknowledges and agrees that:

(i)
the purchaser or holder or its fiduciary has made and shall make all investment decisions for the purchaser or holder and the purchaser or holder has not relied and shall not rely in any way upon us or our affiliates to act as a fiduciary or adviser of the purchaser or holder with respect to (A) the design and terms of the securities, (B) the purchaser or holder’s investment in the securities, or (C) the exercise of or failure to exercise any rights we have under or with respect to the securities;

(ii)
we and our affiliates have acted and will act solely for our own account in connection with (A) all transactions relating to the securities and (B) all hedging transactions in connection with our obligations under the securities;

(iii)
any and all assets and positions relating to hedging transactions by us or our affiliates are assets and positions of those entities and are not assets and positions held for the benefit of the purchaser or holder;

(iv)	our interests are adverse to the interests of the purchaser or holder; and

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(v)
neither we nor any of our affiliates is a fiduciary or adviser of the purchaser or holder in connection with any such assets, positions or transactions, and any information that we or any of our affiliates may provide is not intended to be impartial investment advice.

Each purchaser and holder of the securities has exclusive responsibility for ensuring that its purchase, holding and disposition of the securities do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law. The sale of any securities to any Plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the securities if the account, plan or annuity is for the benefit of an employee of Morgan Stanley or Morgan Stanley Wealth Management or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of the securities by the account, plan or annuity.

Additional considerations:
Client accounts over which Morgan Stanley, Morgan Stanley Wealth Management or any of their respective subsidiaries have investment discretion are not permitted to purchase the securities, either directly or indirectly.

Supplemental information regarding plan of distribution; conflicts of interest:
We expect to deliver the securities against payment therefor in New York, New York on May 4, 2015, which will be the fifth scheduled business day following the date of the pricing of the securities. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade securities on the date of pricing or on or prior to the third business day prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

Selected dealers, including Morgan Stanley Wealth Management, and their financial advisors will collectively receive from the agent, Morgan Stanley & Co. LLC, a fixed sales commission of $5.70 for each security they sell.

MS & Co. is our wholly-owned subsidiary and it and other subsidiaries of ours expect to make a profit by selling, structuring and, when applicable, hedging the securities.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account. See “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement.

Validity of the securities:
In the opinion of Davis Polk & Wardwell LLP, as special counsel to Morgan Stanley, when the securities offered by this pricing supplement have been executed and issued by Morgan Stanley, authenticated by the trustee pursuant to the Senior Debt Indenture and delivered against payment as contemplated herein, such securities will be valid and binding obligations of Morgan Stanley, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Senior Debt Indenture and its authentication of the securities and the validity, binding nature and enforceability of the Senior Debt Indenture with respect to the trustee, all as stated in the letter of such counsel dated November 19, 2014, which is Exhibit 5-a to the Registration Statement on Form S-3 filed by Morgan Stanley on November 19, 2014.

Selling restrictions:
General

No action has been or will be taken by us, the agent or any dealer that would permit a public offering of the securities or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required. No offers, sales or deliveries of the securities, or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus or any other offering material relating to the securities, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the agent or any dealer.

The agent has represented and agreed, and each dealer through which we may offer the securities has represented and agreed, that it (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the securities or possesses or distributes this pricing supplement and the accompanying prospectus supplement and prospectus and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the securities under the laws and regulations in force in each non-U.S. jurisdiction to which it is subject or in which it makes

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Morgan Stanley

Callable Fixed Coupon Securities due May 5, 2016
Based on the Performance of the Common Stock of Synageva BioPharma Corp.
Principal at Risk Securities

purchases, offers or sales of the securities. We shall not have responsibility for the agent’s or any dealer’s compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.

In addition to the selling restrictions set forth in “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement, the following selling restrictions also apply to the securities:

Brazil

The securities have not been and will not be registered with the Comissão de Valores Mobiliários (The Brazilian Securities Commission). The securities may not be offered or sold in the Federative Republic of Brazil except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

Chile

The securities have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile. No offer, sales or deliveries of the securities or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

Mexico

The securities have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico. This pricing supplement, the accompanying prospectus supplement and the accompanying prospectus may not be publicly distributed in Mexico.

Contact:
Morgan Stanley Wealth Management clients may contact their local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

Where you can find more information:
Morgan Stanley has filed a registration statement (including a prospectus, as supplemented by the prospectus supplement) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement, the prospectus supplement and any other documents relating to this offering that Morgan Stanley has filed with the SEC for more complete information about Morgan Stanley and this offering.  You may get these documents without cost by visiting EDGAR on the SEC web site at www.sec.gov.  Alternatively, Morgan Stanley, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the prospectus supplement if you so request by calling toll-free 1-(800)-584-6837.

You may access these documents on the SEC web site at.www.sec.gov as follows:

Prospectus Supplement dated November 19, 2014
Prospectus dated November 19, 2014

Terms used but not defined in this document are defined in the prospectus supplement or in the prospectus.  As used in this document, the “Company,” “we,” “us” and “our” refer to Morgan Stanley.

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